2011 3rd Q Conference Call

Jill:  Good morning everyone.  My name is Jill Mohler, Secretary of CHDT Corporation.  Welcome to CHDT’s 3rd Quarter earnings call. For those who need to reference today's press release, you'll find it at www.chdtcorp.com.

Leading today's call is Stewart Wallach, CEO of CHDT Corp. Before I turn the call over to Mr. Wallach, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K, 10-K, and 10-Q filings, by the Company.

Now I would like to turn the call over to CEO, Stewart Wallach.

Stewart: Good morning, everyone. Welcome to CHDT’s Third Quarter conference  call.  Jill, thank you for the introduction.

First, I would like to publicly thank the many shareholders that have made the effort to communicate directly with the company via email and telephone calls to express their respective support of our 2011 results. A special thank you to our long time shareholders and thanks to those that have only recently learned about our company over the past few months and have joined us this morning.

 …Not to minimize the strength of the results we have posted over the course of 2011, however, [for your management team] reporting anything less would have been a huge disappointment. We have operated our business responsibly, utilized our limited resources effectively and govern ourselves by basic business fundamentals…no shortcuts. As I have commented before, this is a challenging and often frustrating approach to building a business as it requires patience and commitment at every level to the overall strategy.   We have remained driven to  build stability in the Company’s management, its product lines and revenue streams. Only in this way, do we believe, can we continue to deliver long-term sustainable results that our directors, shareholders and management deserve...  Small businesses  [by their very nature] typically have  limited resources and do not have stable enough foundations to  sustain themselves during uncertain economies and market conditions .

Before you today, I confidently state, CHDT does not possess these characteristics. We are meeting our objectives [as planned] and the management team and insiders alike are very bullish on our company. To sum up CHDT today  is really quite simple “We are a standout company ”.

When one considers the  public market our stock trades in and how often we see stock values soaring for no substantive reason at all, yes, we are a “standout company” with full transparency, timely reporting , documented revenue and income growth and insiders continue to invest in and provide financing for the company.

We have always contended that posting solid revenue and income performance will impact trading volumes and ultimately our stock values. Over the past few weeks, as we have begun to unfold our 2011 success story, solid activity is very evident. Factor in our year end expectations and there is no reason to believe this support will not continue. As much as we would all hope to see our stock value grow more quickly I for one and as the single largest shareholder am encouraged and I anticipate continued progress.  In fact, I have continued to accumulate CHDT stock this past year,  as have other directors.

Our corporate strategies are working. Two key points to consider; our products are received well by consumers and our retail customers are recognizing our innovations and in turn our company as a serious competitor in the marketplace.  These two points, in conjunction with solid management performance, are why we are posting record results during such challenging economic times.  No magic…just solid performance.

For those shareholders that have stayed the course and continue to support our efforts, we thank you. For those that are just learning about CHDT and/or have recently invested in our Company, I will repeat that which I have said many times before - “We are a real business with real management and our results are as anticipated…  I will add to that familiar statement that, we expect to sustain this level of performance.

On that point, and without further delay, I would like to introduce our CFO and COO, Gerry McClinton.

Jill:  During our conference call, shareholders are welcome to e-mail questions they may have and we will try and answer those questions during the Q and A portion of this call time permitting.. You can email these inquiries to my email address which is ( jmohler@chdtcorp.com.)

Gerry: Thank you Stewart for your introduction.

For those investors listening for the first time, my name is Gerry McClinton. I am the Chief Financial Officer and Chief Operating Officer for the Company, welcome to our Q3 conference call.  The momentum continues to build and I can describe this quarter and year to date performance in four words, ” record performance as expected”.  In fact, a number of records have been set in 2011 having posted three consecutive profitable quarters and the momentum continues.

A Record: We achieved RECORD REVENUE in the 3rd qtr.
A Record: We achieved RECORD REVENUE in the 3rd qtr Year to date.
A Record: We achieved RECORD PROFIT in the 3rd qtr.
ARecord: We achieved RECORD Profit in the 3rd qtr YEAR to date.
AND, As a result of these RECORDS,  We will achieve a RECORD REVENUE and PROFIT for the year 2011.

Let’s review the results:
When discussing the quarter’s financial performance it can be a more meaningful experience for you if you have a copy of the 10 q results to review at the same time.
The Company’s 10Q report for the period September 30, 2011 was filed on October 24th, 2011.

We are delighted to report that we have achieved a third quarter net profit of approximately $533,800 as compared to a net profit of approximately $130,200 in the same period 2010. This is a net profit improvement of approximately $403,600 or 310% in the 3rd quarter and as mentioned earlier a record performance. The Net Profit for the nine months ending September 30, 2011 was approximately $548,500 as compared to a NET LOSS of $695,900 in the same prior year period. This was a net improvement of approximately $1,244,400 as compared to the nine months ending September 30th, 2010.  This is a record Net Income for the nine months year to date.

I will review the major highlights of these results but the things to note as compared specifically to the 3rd qtr last year are:

Continued Revenue Gains
Continued Expense Reductions
Net Income Improvement
Results of Operations:

Gross Revenues: For the 3 months and 9 months ended September 30, 2011, gross revenue was approximately $4,786,500 and $8,492,900 respectively, compared to gross revenues for the same period in 2010 of approximately $3,081,000 and $4,061,000 respectively. For the 9 month comparison it is an increase of approximately $4,431,000 or 109% from 2010 results.  All of the revenue was generated by Capstone.

Sales Allowances for the 3 months and 9 months ended September 30, 2011, was approximately $154,600 and $343,700.

Net Revenues: For the 3 months ended September 30, 2011, net sales were approximately $4,631,900 compared to net revenues for the 3rd qtr 2010 of approximately $3,013,900, an increase of approximately $1,618,000 or 53.6% from 2010.  Net Sales for the 9 months ended September 30, 2011 were approximately $8,149,200 as compared to net revenues in the 3rd qtr, 2010 of approximately $3,969,600, an increase of approximately $4,179,600 or 105%.

Cost of Sales: For the 3 months ended September 30, 2011 and 2010, cost of sales were approximately $3,579,000 and $2,126,400 respectively.  For the nine months ended September 30, 2011 and 2010, costs of sales were approximately $6,195,700 and $2,777,800 respectively.

Gross Profit: For the 3 months ended September 30, 2011, gross profit was approximately $1,052,900, an increase of approximately $165,300 or 18.6% from $887,600 for the 3rd qtr 2010.  For the nine months ended September 30, 2011, gross profit was approximately $1,953,400 an increase of approximately $761,700 or 63.9% from $1,191,700 for  3rd qtr 2010.   As a % to Net Sales for the 3rd qtr Gross Profit was 24% as compared to 29% in 2010. This reduced margin is the result of additional sales allowances provided to retailers for the upcoming holiday season.

Total Operating Expenses:  For the 3 months ended September 30, 2011 and 2010, expenses were approximately $431,200 and $655,700 respectively. This is a net reduction of approximately $224,500 or 34.2%. For the 9 months ended September 30, 2011 and 2010, expenses were approximately $1,162,600 and $1,703,800. This is a net reduction of approximately $541,200 or 31.7%. The overall expense reductions can be attributed to various reasons including the implementation of an expense reduction program in 2010, which has continued through 2011.

**For those that want to examine the expenses in more detail, please refer to our Company filings.

Net Income (Loss): For the 3 months ended September 30, 2011 and 2010, the net income was approximately $533,800 and $130,200 respectively, a record net income increase of $403,600 or 310%..  For the nine months ended September 30, 2011 and 2010, net income was approximately $548,500, as compared to a net loss of approximately ($695,900).  This substantial net results improvement of $1,244,400 was the result of increased revenues and ongoing expense containment.

Other Income (Expense): (INTEREST) For the 3 months ended September 30, 2011 and 2010, interest expenses were approximately $87,900 and $101,700 respectively, that’s a net reduction of $13,800 or 13.6%. For the nine months ended September 30, 2011 and 2010, expenses were approximately $242,300 and $183,800 respectively, that’s an increase of $58,500 or 31.8%.

4th Qtr and Year-end Revenue:

Our year-to-date Gross Revenue through September 30, 2011 is $8,492,900 and our Net Revenue is  $8,149,000. Our current backlog is approximately $1,800,000 plus. Last conference call we discussed about the delays that can happen with container logistics that can swing shipments between quarters, but we feel confident all orders will ship as scheduled. So, should all shipments meet shipping schedules without any unforeseen changes due to weather or customer changes, our Gross Revenue for the year would be approximately $10,200,000 and Net Revenue  approximately $10,000,000. $10m has been a major goal for us and  it is attainable for 2011.

New Products:  Last Conference Call we discussed new product designs.  I can advise you that we have now invested in new moulds overseas for these designs and are currently having products tested by 3rd party testing labs to ensure the products meet our stringent quality control protocols. As I stated previously, in my opinion, these new products are better than anything we have ever done before. These products will all be officially launched at the International Housewares Show in March 2012, but of course our major accounts will have already seen these in private presentations prior to that.
I had previously reported on Fiber Optic Lighting solutions. Our design engineers are working very closely on certain applications with the owners of the technology ..  It is a work in progress.

Stewart:  Thank you Gerry for sharing these record-setting  results …You and the operations team have performed commendably meeting increasingly stringent timelines and keeping our costs of manufacturing in check.  Well done.

At this juncture, time permitting, we customarily respond to questions that have been forwarded to us by shareholders. I have asked Reid Goldstein to join us in answering some of these questions. Reid, of course, is the President of Capstone and is best qualified to answer questions specifically referencing Capstone marketing and sales related matters.
Let’s address some of your questions.  Jill, would you please read the questions aloud?

Questions

In your previous conference call Mr.Wallach indicated he would like to see CHDT Corp diversify away from Retail only...could you possibly indicate what other area's you might move into?

I have experience in and have invested in tech businesses over the past several years.  I believe there are faster and more immediate growth opportunities (compared to retail) in the areas of technology, particularly where a unique solution  to a recognized problem is  being addressed.  In addition to experiencing stronger margins, this could enable us to broaden our channels of distribution outside retail ( ie: enterprise & government applications) .  That may not be as affected by fluctuating economies providing us a hedge against economic downturns.

Over and above Facebook does the Company have more plans to advertise their products, and if so where?

Actually, as our gross margins indicate, we have made investments into increased retail exposure such as campaigns, promotional catalogs, online listings, retail rebates etc.  Retailers today each have a different approach to reaching their consumers and if we are fortunate to participate in their proven vehicles, this is the best place to spend our dollars. These are not designed to build our image [obviously] but rather to drive sales.  As far as image building, we will turn our attentions to these matters as budgets permit.  Twitter and website enhancements remain on our radar but nothing definitive at this time.

RG Question:
Being from Canada are there any retail stores in Canada that are selling Company products?

I’m very familiar with the major retailers in Canada, and most of our products could be sold by them. Though at this time we’ve elected not to pursue that business as the cost of entry is significant and U.S. expansion has been our priority.

If not, does the Company plan expansion there?

We continually evaluate the opportunities and requirements involved with doing business in the Canadian market. To effectively service the Canadian market, we will require establishing a Canadian distribution center (with Bi-lingual inventory) and a Canadian sales team.

SW Question:
During the Aug. 15, 2011 conference call, Mr. Wallach, in an answer to a question re: potential Newey Technology and Capstone Lighting product sales stated that "we are working on a collective approach with our manufacturer to reach the markets in Europe and Asia.” “There will be a solution shortly to reach those markets."

Capstone Lighting products, which is a sub-brand of CHDT Corp., are apparently now being sold in Asia and Europe. What are the specifics of the solution that has been worked out between CHDT Corp and the manufacturer?

Actually, although they are being offered to those markets through online sourcing websites, I would not place much importance to these listings. Hundreds if not thousands of company’s products are listed in this manner. The European retail markets are not doing well at this time.  As such, we have not made entry to these markets a priority, as an investment will be required.  However, this is why we have created the sub brand, so when any inquiries are made, we are in the loop.  Specific royalties remain undefined.

What are the benefits to CHDT Corp. and its shareholders?

At this time no monetary upside, but we are obviously visible through the listing, which generates leads and gives us insight to whom is looking at our technologies and products.

As per a recent PR, the Company knows that they are still under the radar of investors.

Quote:

“CHDT Corporation: Company Remains Under the Radar Following 3 Record Quarters”

What does the Company believe is the single most reason for this and what is being done to get on the radar?

I have had counsel from many on this point and there is simply not one answer, however, a lot of speculation as to why and how to fix it.  I am very skeptical of IR and consulting companies that will guarantee investor reach and / or bid support for stock consideration.  Our research indicates companies that go down that road often have short-term success and many investors are left behind.   We are becoming known…over 20 m shares traded over the past few weeks and new market makers are trading.

We will continue to post strong results and explore all available opportunities to expand awareness. You may have noticed we shifted to Businesswire in Oct…I think a step in the right direction albeit a small step.

When we see a comprehensive plan, approach or service to meet this challenge and it is affordable, we will act.

However, we will remain vigilant in using our resources to build and sustain revenues not simply to build stock value. We do need to find a balance [in time].

6.  In a PR from September 15, CHDT Corp reported that Capstone Industries confirms unprecedented demand for its power failure lights. "We are working rigorously with our supply base to produce more Eco-i-Lites as quickly as possible and are hopeful we will be able to fulfill some of this increased demand," said Reid Goldstein, President of Capstone Industries.

Please give insight as to how quickly the suppliers were able to respond and how this may help sales in the future.

The fact that we have Capstone logistics and engineering personnel working in the factories and communicating directly with the factory management and owners, combined with the fact that we have special business relationships in developing and investing in new products, results in Capstone receiving exemplary factory support. These orders were produced and shipped in half the time of normal production requirements and with the same Quality Protocols that we demand.

Despite the obvious benefit of having higher revenues through increased orders, the fact that we have additional units in the market place means that consumer awareness will continue to grow and demand for the product will increase.  However, the real positive from this is that retailers have seen that Capstone has the manufacturing infrastructure and operational excellence to ensure that even with a short order notice we are a trusted source of supply for future business.  In short, we get things done.

If the response time was not satisfactory, what is being done to improve it and/or is there some balance that needs to be struck between direct shipments and warehousing some level of inventory?

As noted in the last response, we have the infrastructure and relationships in place to respond to our needs.  We have developed a business model today without inefficiencies and layers of added cost that allows us to efficiently and effectively service our customers.  However, in the coming year, there is no doubt with our rapidly increasing customer base, that we will be required to expand our domestic inventory to supply those retailers that require quick response shipments, meaning ship an order within 3 days after receipt. We are very experienced in managing such transactions.  This business model will require additional funding to support the inventory build, which is being planned for at this time.

IF and that's a BIG IF the Company does over $10 Million in Revenues and IS profitable then this comes into my mind:

Are there BIGGER Companies out there that will notice this and look upon CHDT Corp as a potential Company to move into or buyout?

We have, in fact, been contacted by companies interested in Capstone and CHDT for that matter.  The best value would come from a strategic buyer, opposed to a financial buyer, but this is not a priority at this time.  Capstone is a great business and I expect suitors to surface.

If so, would the Company consider those offers if and when they come?

We will always consider situations that make good business sense.  Selling off an asset to fortify or support a better situation is always a possibility.

Announced in August 2011, Capstone entered into an agreement with Haloglow, giving you exclusive rights to distribute their fiber optic lighting products.  Would you elaborate on the status of this arrangement and progress toward bringing Haloglow products to market?

A point of clarification...the technology is unique & has real value and is of interest to us for a specific application.  Although the technology is developed as claimed, it will not meet the robust testing results demanded by US retailers.  Our product design engineer is working with the company.

10.  Mr. Wallach, Capstone is the only subsidiary of CHDT Corp., BlackBox Innovations and Simply Comfort, prior subsidiaries of CHDT Corp. both disappeared. Capstone generates all the current revenue. What assurances do we, the current CHDO shareholders have from you, as CEO, that the Capstone / Capstone Lighting subsidiary is not sold off and the remaining CHDT Corp., shareholders own shares of an empty shell Corporation that generates no revenue?

Non-performing product lines and non-performing subsidiaries will always be dealt with decisively. Capstone does not fit those qualifications.  That aside, and purely from a practical point of view, the long-term value of CHDT is what we are dedicated to building and we are working rigorously to achieve this.  Secondly, insiders have the largest investment in this Company and continue to finance its growth.  Thirdly, I have no interest in running a shell corporation, putting my team out of jobs and possibly jeopardizing my substantial investment in this company.

11.  Do you expect continued revenue and profit growth in 2012?

I am betting on it (so to speak..)

Stewart:  At this time, we will bring this conference call to a close.  Thank you to all that attended and once again, for your continued support in the CHDT management.

****By the way Mr. Wallach, there is a question that came through just now that I think you might want to address…

12.  As a relatively new investor in the Company and having invested in many penny stocks, I applaud your professional demeanor and commitment to following business fundamentals.  You’ve done a great job in Capstone, but I think investors would like to know how you plan to substantially increase revenue in the years ahead.

Firstly, thank you for acknowledging our efforts.  I also have invested in many penny stocks and have yet to find a company as real as we are in the penny market arena.  That being said, acquisitions, both of companies and/or technologies, will be a key to our growth.  We are not interested in growing 4, 5, or 6 million dollars a year, any longer.  Our plans are much more ambitious than that.  We had a lot of work to do to get CHDT to be recognized as a stable company with skilled management that would attract other businesses.  We have accomplished the stability portion of the equation and now have to address the stock value portion.  As our stock value increases, we can more easily utilize the stock as currency.  I don’t foresee purchasing businesses on a cash only basis, therefore, our stock value is a key component to our acquisition strategy.